Exhibit 99.1

                                                                                                 May 9, 2014

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2014 RESULTS

New York, New York, May 9, 2014--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the three month period ended March 31, 2014.  Net income attributable to Leucadia National Corporation common shareholders for the three month periods ended March 31, 2014 and 2013 was $94,316,000 ($.25 per diluted common share) and $305,103,000 ($1.08 per diluted common share), respectively.  These results reflect the inclusion of Jefferies Group LLC and its subsidiaries since its acquisition; as a result operating results for Jefferies are reflected in the 2014 period only.  Net revenues and pre-tax income for 2013 include realized and unrealized gains of $410.3 million, comprised of an unrealized mark-to-market gain of $182.7 million on Jefferies shares owned prior to the merger and a realized gain of $227.6 million related to the sale of Inmet Mining Corporation.

Richard Handler, CEO, and Brian Friedman, President, said: "The first quarter is our fourth full quarter of results since the combination of Leucadia and Jefferies.  We are pleased to have completed the integration of the team that now works with us to source, review and structure new investments and acquisitions; solidified and expanded our board of directors; monetized historic investments for total proceeds of $2.5 billion (including sales prior to our merger starting July 1, 2012 and including the pending sale of Premier Entertainment Biloxi); raised an aggregate of $2.9 billion of long-term capital at the parent level, Jefferies and two of our associated companies (since January 1, 2013); and invested over $900 million in cash since March 1, 2013 in new and follow-on investments in Harbinger Group, Leucadia Asset Management, Linkem, Garcadia and Juneau Energy.  Additionally, the last two quarters reflected strong results for Jefferies, our largest operating business.  We currently are actively pursuing merchant banking opportunities to invest our significant capital in a prudent and thoughtful manner, as well as working to continue to build value at our subsidiaries and investee companies."

For more information on the Company’s results of operations for the first quarter of 2014, please see the Company’s Form 10-Q for the three months ended March 31, 2014, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month
	Period Ended March 31,
	2014	2013

Net revenues	$2,943,314	$2,297,613

Net realized securities gains	$5,394	$229,891

Income from continuing operations before income taxes and
income related to associated companies	$119,745	$323,115

Income related to associated companies	20,036	30,808

Income from continuing operations before income taxes	139,781	353,923

Income tax provision	50,190	49,767

Income from continuing operations	89,591	304,156

Income (loss) from discontinued operations, including
loss on disposal, net of taxes	2,346	(3,867)

Net income	91,937	300,289

Net (income) loss attributable to the noncontrolling interest	(2,537)	622

Net loss attributable to the redeemable noncontrolling interest	5,932	4,531

Preferred stock dividends	(1,016)	(339)

Net income attributable to Leucadia National Corporation
common shareholders	$94,316	$305,103

Basic earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$.24	$1.11
Income (loss) from discontinued operations, including loss on disposal	.01	(.01)
Net income	$.25	$1.10

Number of shares in calculation	368,487	275,735

Diluted earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$.24	$1.09
Income (loss) from discontinued operations, including loss on disposal	.01	(.01)
Net income	$.25	$1.08

Number of shares in calculation	377,348	281,587